Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eldorado Gold Corporation

We consent to the use of our report dated February 20, 2025, on the consolidated financial statements of Eldorado Gold Corporation, which comprise the consolidated statements of financial position as at December 31, 2024 and December 31, 2023, the related consolidated statements of operations, comprehensive income (loss), cash flows, and changes in equity for each of the years then ended, and the related notes, and our report dated February 20, 2025 on the effectiveness of internal control over financial reporting as of December 31, 2024, which are incorporated by reference herein in the Registration Statement on Form F-10/A dated June 30, 2025 of Eldorado Gold Corporation.

Chartered Professional Accountants

/s/ KPMG LLP

June 30, 2025

Vancouver, Canada